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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Offshore Logistics, Inc.:

We consent to the use of our report incorporated by reference herein and to the references to our firm under the headings "Experts" and "Selected Historical Financial Information" in the prospectus.

Our report refers to the adoption of Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" as of April 1, 2002, and to our audit of the disclosures added to revise the 2002 and 2001 consolidated financial statements, as more fully described in Note A to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2002 and 2001 consolidated financial statements other than with respect to such disclosures.

/s/ KPMG LLP

New Orleans, Louisiana
July 15, 2003